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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Tharp         Charles                           The Cronos Group (CRNS)                     to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
    North Green  Suite 304A                       Number of Reporting        Month/Year             Officer (give    Other (Specify
    304 Hilltop Lane                              Person, if an entity       January/2002       ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)
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                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    Reporting (Check applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   Annapolis       Maryland        21403                                                         ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
   (Instr. 3)                      action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)       Code V    Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               ---------------------------------------
                                                                               Date    Expira-              Amount or
                                                    -------------------------- Exer-   tion       Title     Number of
                                                    Code  V     (A)     (D)    cisable Date                 Shares
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Stock Option (right to buy)  $4.564      1/10/02     A    V    15,000            (1)    (2)   Common Shares   15,000
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   45,000                   D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     ***  /s/ Charles Tharp         2-6-02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                  *** By Elinor A. Wexler
  If space is insufficient, see Instruction 6 for procedure.                                 -------------------------------
                                                                                                    Elinor A. Wexler
NA971710.034/6                                                                                      Attorney-in-Fact

Potential persons who are to respond to the collection of information contained                                          Page 2
in this form are not required to respond unless the form displays a currently valid OMB Number.

FOOTNOTES TO FORM 4

(1) The options become exercisable in three equal installments beginning on the first anniversary of the grant date specified in Column 3.

(2) The options will expire on the date of the shareholders' annual meeting held in the tenth calendar year following the grant date specified in Column 3.